SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act Of 1934

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CASUAL MALE RETAIL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASUAL MALE RETAIL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 7, 2003

Notice is hereby given that the 2003 Annual Meeting of Stockholders of Casual Male Retail Group, Inc. (the “Company”) will be held at the Le Parker Meridien, 119 West 56th Street, New York, New York at 9:00 A.M., local time, on Thursday, August 7, 2003 for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

2.	To approve amendments to the Casual Male Retail Group, Inc. 1992 Stock Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 31, 2004.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all eight nominees to serve as directors of the Company, FOR the proposed amendments to the 1992 Stock Incentive Plan and FOR the appointment of Ernst & Young LLP as the Company’s independent auditors.

Along with the attached Proxy Statement, the Company is sending you copies of its Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

The Board of Directors has fixed the close of business on June 13, 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 13, 2003 will be available for inspection by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the Company’s principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 13, 2003 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.

By order of the Board of Directors,

/s/    DENNIS R. HERNREICH

Dennis R. Hernreich

Secretary

Canton, Massachusetts

July 11, 2003

IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 555 Turnpike Street, Canton, Massachusetts 02021, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 7, 2003

USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about July 11, 2003, in connection with the solicitation by the Board of Directors of Casual Male Retail Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Le Parker Meridien, 119 West 56th Street, New York, New York at 9:00 A.M., local time, on Thursday, August 7, 2003, and at any and all adjournments thereof (the “Annual Meeting”). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders’ instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all eight nominees to serve as directors of the Company, (ii) FOR the approval of the proposed amendments to the 1992 Stock Incentive Plan, (iii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, and (iv) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. Any stockholder may revoke such stockholder’s proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Only holders of the Company’s Common Stock, par value $.01 per share (“Common Stock”) of record at the close of business on June 13, 2003, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 35,794,837 shares of Common Stock issued and outstanding, excluding shares held by the Company in treasury. Each share is entitled to one vote at the Annual Meeting.

A plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors, and the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for all other matters, including the approval of the proposed amendments to the 1992 Stock Incentive Plan and the ratification of the appointment of the Company’s independent auditors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present in person or represented by proxy at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder’s shares from the quorum count by declaring such shares absent from the Annual Meeting.

Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company’s transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of July 3, 2003. The Company is informed that, except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Jewelcor Management, Inc. 100 N. Wilkes Barre Blvd. Wilkes Barre, Pennsylvania 18702	4,103,973	(2)	11.37%
Baron Capital Group, Inc. 767 Fifth Avenue New York, New York 10153	3,134,353	(3)	8.38%
Glenn J. Krevlin 650 Madison Avenue New York, New York 10022	2,808,100	(4)	7.82%
Wellington Management Group, LLP 75 State Street Boston, Massachusetts 02109	2,655,000	(5)	7.40%
The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, New York 10020	2,446,359	(6)	6.77%
Oppenheimer Funds, Inc. 498 Seventh Avenue New York, New York 10018	1,810,000	(7)	5.04%

(1)	As of July 3, 2003, 35,898,435 shares of Common Stock were issued and outstanding.
(2)	The Company has received a Schedule 13D/A, dated April 29, 2003, stating that Jewelcor Management Inc. (“JMI”) was the beneficial owner of 4,031,153 shares of Common Stock. Thereafter, JMI acquired 12,820 additional shares of Common Stock and new warrants to acquire 60,000 shares of Common Stock. Includes 207,059 shares subject to warrants exercisable within 60 days. Excludes 376,099 shares (including 363,334 shares subject to options exercisable within 60 days) owned individually by Seymour Holtzman. Mr. Holtzman is the Chairman, President and Chief Executive Officer and, indirectly with his wife, the primary shareholder of JMI.
(3)	Baron Capital Group, Inc. has indicated to the Company that, as of July 3, 2003, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. Includes 1,507,353 shares subject to warrants exercisable within 60 days.
(4)	The Company has received a Schedule 13G/A dated October 28, 2002 stating that Glenn J. Krevlin was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.
(5)	The Company has received a Schedule 13G dated February 12, 2003, stating that Wellington Management Group, LLP was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.
(6)	The Company has received a Schedule 13D dated December 9, 2002, stating that The Clark Estates, Inc. was the beneficial owner of 2,346,359 shares of Common Stock, all of which shares are held of record by Clark Partners I, L.P. Thereafter, Clark Partners I, L.P. acquired new warrants to acquire 100,000 shares of Common Stock. Includes 247,059 shares subject to warrants exercisable within 60 days.
(7)	The Company has received a Schedule 13G dated February 12, 2003 stating that Oppenheimer Funds, Inc. was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

Security Ownership of Management

The following table sets forth certain information as of July 3, 2003, with respect to the directors of the Company, the Named Executive Officers and the directors and executive officers of the Company as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class(1)
Seymour Holtzman Chairman of the Board and Director	4,480,072	(2)	12.28%
David A. Levin Chief Executive Officer, President and Director	636,640	(3)	1.75%
Dennis R. Hernreich Chief Financial Officer, Executive Vice President, Chief Operating Officer and Treasurer	225,533	(4)	*
Stephen Gatsik(5) Former President of the Casual Male division	—		—
Ronald N. Batts(6) Former President of Levi’s®, Dockers®, Candies® and EcKo® division	—		—
Alan S. Bernikow, Director	5,000	(7)	*
Jesse Choper, Director	103,945	(8)	*
Stephen M. Duff, Director	33,266	(9)	*
Frank J. Husic, Director	1,635,860	(10)	4.56%
Joseph Pennacchio, Director	145,307	(9)	*
George T. Porter, Jr., Director	141,828	(11)	*
Directors and Executive Officers as a group (11 persons)	7,407,451	(12)	19.88%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 35,898,435 shares of Common Stock outstanding as of July 1, 2003, plus securities deemed to be outstanding with respect to any individual stockholder pursuant to Rule 13d-3(d)(1) under the Exchange Act as described above.
(2)	Includes 4,103,973 shares owned of record by JMI, of which Mr. Holtzman is the Chairman, President and Chief Executive Officer and indirectly, with his wife, the primary shareholder, and includes 207,059 shares subject to warrants exercisable within 60 days and 376,099 shares owned individually, which includes 363,334 shares subject to stock options exercisable within 60 days.
(3)	Includes 408,334 shares subject to stock options exercisable within 60 days.
(4)	Includes 148,333 shares subject to stock options exercisable within 60 days.
(5)	Mr. Gatsik’s employment with the Company terminated on May 2, 2003.
(6)	Mr. Batts’ employment with the Company terminated on October 25, 2002.
(7)	Includes 5,000 shares subject to stock options exercisable within 60 days.
(8)	Includes 55,000 shares subject to stock options exercisable within 60 days.
(9)	Includes 20,000 shares subject to stock options exercisable within 60 days.
(10)	Based on Amendment No. 3 to Schedule 13G jointly filed with the Securities and Exchange Commission on June 6, 2003 by (a) Husic Capital Management, a California limited partnership and registered investment adviser with discretionary authority to buy, sell and vote 1,630,860 shares of Common Stock for its investment advisory clients (the “Investment Adviser”), (b) Frank J. Husic and Co., a California corporation and sole general partner of the Investment Adviser (the “General Partner”), and (c) Mr. Husic, the sole shareholder of the General Partner. Such shares are indirectly beneficially owned by Mr. Husic, based on the relationship of Mr. Husic to the Investment Adviser and the General Partner, and Mr. Husic has sole voting and dispositive power with respect to such shares. Includes 5,000 shares subject to stock options exercisable within 60 days.

(11)	Includes 85,000 shares subject to stock options exercisable within 60 days.
(12)	Includes 1,360,393 shares subject to stock options and warrants exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors, in accordance with the By-Laws of the Company, as amended (the “By-Laws”), has set the number of members of the Company’s Board of Directors at eight. At the Annual Meeting, eight nominees, each of whom currently serves as a member of the Board of Directors of the Company, are to be elected to serve on the Board until the 2004 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Alan S. Bernikow, Jesse Choper, Stephen M. Duff, Frank J. Husic, Joseph Pennacchio and George T. Porter, Jr. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election. Cumulative voting is not permitted.

The Board of Directors unanimously recommends that you vote FOR  the election of the eight individuals named below as directors of the Company.

Set forth below is certain information regarding the Company’s nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of June 13, 2003 and the year in which each became a director of the Company:

Name(1)	Age	Position	Director Since
Seymour Holtzman	67	Chairman of the Board and Director(2)	2000
David A. Levin	52	President, Chief Executive Officer and Director	2000
Alan S. Bernikow	62	Director(3)	2003
Jesse Choper	67	Director(4), (5)	1999
Stephen M. Duff	39	Director(2), (4)	2002
Frank J. Husic	51	Director(6)	2003
Joseph Pennacchio	56	Director(4), (5)	1999
George T. Porter, Jr.	56	Director(5)	1999

(1)	Alan Cohen, who had been a director of the Company since May 2, 2000, resigned his position effective January 10, 2003. Jeremiah P. Murphy, Jr., who had been a director of the Company since October 1999, resigned his position effective June 18, 2003.
(2)	Current member of the Investor Relations Committee, which was formed by the Board of Directors on July 1, 2003.
(3)	Mr. Bernikow was appointed a director of the Company as of June 30, 2003.
(4)	Current member of the Audit Committee.
(5)	Current member of the Compensation Committee. Mr. Porter became a member of the Compensation Committee on April 30, 2003.
(6)	Mr. Husic was appointed a director of the Company as of June 30, 2003.

Directors and Executive Officers

Seymour Holtzman has been a director of the Company since April 7, 2000 and Chairman of the Board since April 11, 2000. On May 25, 2001, the Board of Directors of the Company hired Mr. Holtzman as an officer and an employee of the Company. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. During the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois. Mr. Holtzman is currently Chairman of the Board of MM Companies, Inc. (OTCBB: “MMCO”) and Co-Chairman of the Board of Liquid Audio, Inc. (OTCBB: “LQID”). Mr. Holtzman is a well-known shareholder activist who specializes in the banking industry and the retail industry.

David A. Levin has been President and Chief Executive Officer of the Company since April 10, 2000 and a director of the Company since April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for almost 30 years.

Alan S. Bernikow has been a director of the Company since June 30, 2003. From 1998 until his retirement in May 2003, Mr. Bernikow was the Deputy Chief Executive Officer at Deloitte & Touche LLP where he was responsible for assisting the firm on special projects such as firm mergers and acquisitions, partner affairs and litigation matters. Mr. Bernikow joined Touche Ross, the predecessor firm of Deloitte & Touche LLP, in 1977, priort to which Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm of J.K. Lasser & Company. Mr. Bernikow is a member of the Board of Directors for the United Jewish Appeal—Federation of Jewish Philanthropies of New York, Inc.; a member of the Board of Directors of the FOJP Service Corporation; a member of the Executive Committee and Board of Directors for the United Jewish Communities  —Federations of North America; a member of the Board of Directors and the Chairman of the Audit Committee for the Jewish Communal Fund; Chairman of the Board of The Heart Institute of Staten Island; and a member of the Board of Directors of Saint Vincent Catholic Medical Centers.

Jesse Choper has been a director of the Company since October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law, where he has taught since 1965. From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren. Mr. Choper is also on the Board of Directors of MM Companies, Inc and Liquid Audio, Inc.

Stephen M. Duff has been a director of the Company since May 14, 2002. Mr. Duff has been the Chief Investment Officer of The Clark Estates, Inc. since December 2002. Prior to that, he was a Senior Investment Manager of The Clark Estates, Inc. from 1995 until December 2002. From 1990 to 1995, Mr. Duff was an analyst and Portfolio Manager at the Portfolio Group, an asset management subsidiary of The Chemical Banking Corporation. Mr. Duff is also on the Board of Directors of EasyLink Services Corporation and The Clara Welch Thanksgiving Home, a not-for-profit elderly care facility in Cooperstown, New York.

Frank J. Husic has been a director of the Company since June 30, 2003. Mr. Husic is the Managing Partner and Chief Investment Officer of Husic Capital Management, a company he formed in June 1986. From 1978 to 1986, Mr. Husic was Senior Vice President and Director of Alliance Capital Management.

Joseph Pennacchio has been a director of the Company since October 8, 1999. Mr. Pennacchio has been Chief Executive Officer of Aurafin LLC, a privately held jewelry manufacturer and wholesaler, since 1997. From May 1994 to May 1996, Mr. Pennacchio was President of Jan Bell Marketing, a $250 million jewelry retailer, which is listed on the American Stock Exchange. Mr. Pennacchio was also President of Jordan Marsh Department Stores from 1992 to 1994.

George T. Porter, Jr. has been a director of the Company since October 28, 1999. Mr. Porter was President of Levi’s USA for Levi Strauss & Co. from 1994 to 1997. Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including President of Levi’s Men’s Jeans Division. Mr. Porter was also Corporate Vice President and General Manager of Nike USA from 1997 to 1998.

Dennis R. Hernreich, 47, has been the Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company since September 2002. Prior to that, Mr. Hernreich served as the Senior Vice President, Chief Financial Officer and Treasurer since joining the Company on September 5, 2000. Before joining the Company, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann’s Inc., a national retailer of women’s apparel. From 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Executive officers serve at the discretion of the Board of Directors.

There are no family relationships between any of the Company’s directors and executive officers.

Board of Directors

The Board of Directors met eight times during the Company’s fiscal year ended February 1, 2003 (“fiscal 2003”). Messrs. Holtzman, Choper, Duff, Levin, Pennacchio and Porter each attended at least 75 percent of the meetings of the Board. Mr. Murphy, who resigned from the Board on June 18, 2003, also attended at least 75 percent of the meetings of the Board. During the time he served as a director, Alan Cohen, who resigned from the Board on January 10, 2003, attended less than 75 percent of the meetings of the Board in fiscal 2003. Mr. Cohen excused himself from three Board meetings held during fiscal 2003 due to his involvement as an advisor to Casual Male Corp. and the Company’s acquisition of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries on May 14, 2003. Because Messrs. Bernikow and Husic were appointed directors of the Company after February 1, 2003, they did not attend any meetings in fiscal 2003.

The Board of Directors is responsible for reviewing the nominations of individuals for election to the Board of Directors by stockholders of the Company. Any stockholder wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section 4.16 of the Company’s By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder’s representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee’s election is to be considered.

Committees of the Board

The Board of Directors has a standing Audit Committee and Compensation Committee, each of which is comprised of independent non-employee directors. All members attended at least 75 percent of the meetings of the committees on which they served during fiscal 2003. On July 1, 2003, the Board also formed an Investor Relations Committee.

Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee. This written charter was revised as of June 29, 2003 to comply with the Sarbanes-Oxley Act of 2002 and rule changes by the Securities and Exchange Commission and the Nasdaq Stock Market. A copy of the Charter of the Audit Committee is included as Appendix A to this Proxy Statement.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee meets at a minimum quarterly with management and the Company’s independent auditors to review matters relating to the Company’s financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. During fiscal 2003, the Audit Committee met six times. The present members of the Audit Committee are Messrs. Choper, Duff, and Pennacchio. All members of the Audit Committee are “independent” using the listing standards of the National Association of Securities Dealers. Mr. Murphy was a member of the Audit Committee from his appointment in fiscal 2000 until his resignation in June 2003.

Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the “Report of the Audit Committee,” included in this Proxy Statement.

Compensation Committee

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the Company’s 1992 Stock Incentive Plan), supervises benefit plans and makes recommendations regarding compensation, benefits and benefit plans to the Board of Directors. The Compensation Committee met once during fiscal 2003. The present members of the Compensation Committee are Messrs. Pennacchio, Choper and Porter.

Investor Relations Committee

The Investor Relations Committee was formed by the Board of Directors on July 1, 2003 and consists of two members, Mr. Holtzman and Mr. Duff. The Investor Relations Committee will assist the Company in strengthening its presence in the investment community and provide general guidance on investor-related issues.

Corporate Governance

The Company’s Corporate Governance Committee was established to perform functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company’s corporate compliance programs. However, over the past two fiscal years, the Corporate Governance Committee did not meet and all of such matters were brought before the Board of Directors. The Board of Directors believes that, in the current regulatory environment, decisions regarding corporate governance should generally be made by the full Board and not a sub-group of the Board. Accordingly, on April 29, 2003, the Board of Directors voted to dissolve the Corporate Governance Committee.

Director Compensation

During fiscal 2003, non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors which they attended. During fiscal 2003, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board which they attended as follows: $3,000 for each Compensation Committee meeting and $1,500 for each Audit Committee meeting. Non-employee directors received $500 for certain telephonic board or committee meetings.

During fiscal 2003, non-employee directors of the Company were also eligible to participate in the Company’s 1992 Stock Incentive Plan, as amended (the “1992 Plan”). On January 20, 2000, the Board of Directors amended the plan to provide for the grant to each non-employee director of the Company a stock option to purchase 15,000 shares of Common Stock upon such director’s election and a stock option to purchase 15,000 shares of Common Stock upon such director’s re-election. On June 26, 2001, the plan was further amended by the Board of Directors to provide that each of such stock options would become exercisable in three equal annual installments commencing with the date of grant. All options are granted with a term of ten years.

As of April 29, 2003, non-employee directors of the Company’s Audit Committee receive $3,000 per meeting as compensation and the Chairman of the Audit Committee receives an additional $10,000 on an annual basis for serving in such capacity. Non-employee directors of the Company’s Investor Relations Committee receive $3,000 per meeting as compensation.

The 1992 Plan provides that non-employee directors of the Company may elect to receive all or a portion of their directors’ fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Plan. A director wishing to receive Common Stock in lieu of cash for any calendar year would enter into an irrevocable agreement with the Company in advance of the beginning of the calendar year. During fiscal 2003, all non-employee directors elected to receive their directors’ fees in Common Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table.    The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chairman of the Board, Chief Executive Officer and the Chief Financial Officer. The table also includes two former executive officers of the Company, Stephen Gatsik, who resigned as President of the Casual Male division on May 2, 2003, and Ronald N. Batts, who resigned as President of Levi’s®, Dockers®, Candies® and EcKo® divisions on October 25, 2002 (collectively, the “Named Executive Officers”), for fiscal 2003 and for the fiscal years ended February 2, 2002 (“fiscal 2002”) and February 3, 2001 (“fiscal 2001”).

Summary Compensation Table

		Annual Compensation
Name and Principal Position (at February 1, 2003)	Fiscal Year			Long-Term Compensation Awards Options	All Other Compensation
		Salary	Bonus
Seymour Holtzman	2003	$23,539	$–0–	600,000	$34	(2)
Chairman of the Board(1)	2002	$18,616	$–0–	300,000	$—	(3)

David A. Levin	2003	$468,596	$270,000	75,000	$16,031	(2)
President and Chief Executive Officer	2002	$382,374	$–0–	125,000	$14,485	(3)
	2001	$311,758	$–0–	300,000	$449	(4)

Dennis R. Hernreich	2003	$323,885	$230,000	75,000	$8,020	(2)
Executive Vice President, Chief Financial Officer,	2002	$232,398	$15,000	100,000	$6,828	(3)
Chief Operating Officer and Treasurer	2001	$121,610	$6,250	85,000	$85,307	(4)

Stephen Gatsik(5)	2003	$186,154	$70,000	50,000	$6,370	(2)
President of the Casual Male division

Ronald N. Batts(6)	2003	$251,172	$–0–	10,000	$81,509	(2)
Former President of Levi’s®, Dockers®,	2002	$86,432	$6,000	50,000	$10,403	(3)
Candies® and EcKo Unltd.® divisions

(1)	Mr. Holtzman was hired by the Company as an executive officer and employee of the Company on May 25, 2001. As compensation for his services, in fiscal 2002, the Company granted to Mr. Holtzman an option to purchase up to 300,000 shares of the Company’s Common Stock. In fiscal 2003, Mr. Holtzman was granted additional options to purchase up to 600,000 shares of the Company’s Common Stock. See “Employment Agreements” for more discussion.
(2)	Other Compensation with respect to fiscal 2003 represents:

(i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Holtzman $34, Mr. Levin $3,245, Mr. Hernreich $466, Mr. Gatsik $870 and Mr. Batts $426);

(ii) matching contributions made by the Company for the benefit of each of the following executive officers to the Company’s retirement plan (the “401(k) Plan”) established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) (Mr. Levin $4,426, Mr. Hernreich $5,131 and Mr. Gatsik $5,500); (iii) car allowances (Mr. Levin $8,360 and Mr. Hernreich $2,423); (iv) reimbursement for relocation costs (Mr. Batts $36,769); and (v) severance payments (Mr. Batts $44,314).

(3)	Other Compensation with respect to fiscal 2002 represents:
(i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $3,131, Mr. Hernreich $411 and Mr. Batts $124); (ii) matching contributions made by the Company for the benefit of each of the following executive officers to the 401(k) Plan (Mr. Levin $4,482 and Mr. Hernreich $469); (iii) car allowances (Mr. Levin $6,872 and Mr. Hernreich $2,771); and (iv) reimbursement for relocation costs (Mr. Hernreich $3,177 and Mr. Batts $10,279).
(4)	Other Compensation with respect to fiscal 2001 represents:
(i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $449 and Mr. Hernreich $307); and (iv) reimbursement for relocation costs (Mr. Hernreich $85,000).
(5)	Mr. Gatsik joined the Company on May 15, 2002 as a result of the Casual Male acquisition and served as an employee of the Company until May 2, 2003, when his employment with the Company terminated. Compensation paid by Casual Male Corp. to Mr. Gatsik prior to May 15, 2002 is not included in this schedule. In May 2003, Mr. Gatsik received a $70,000 bonus for fiscal 2003.
(6)	Mr. Batts joined the Company on October 22, 2001 and most recently served as President of Levi’s®, Dockers®, Candies® and EcKo Unltd.® divisions until October 25, 2002.

Option Grants Table.    The following Option Grants table sets forth certain information as of February 1, 2003 regarding stock options granted during fiscal 2003 by the Company to the Named Executive Officers.

Option Grants In Fiscal 2003

	Individual Grants					Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Shares of Common Stock Underlying Options Granted (1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/sh)	Expiration Date
						5%	10%
Seymour Holtzman	200,000		15.1%	$4.58	5/1/12	$576,067	$1,459,868
	400,000		30.1%	$3.15	10/16/12	792,407	2,008,116

	600,000		45.2%			$1,368,475	$3,467,984
David A. Levin	75,000		5.7%	$4.58	5/1/12	$216,025	$547,451
Dennis R. Hernreich	75,000		5.7%	$4.58	5/1/12	$216,025	$547,451
Stephen Gatsik	50,000	(3)	3.8%	$4.60	8/22/12	$144,646	$366,561
Ronald N. Batts	10,000	(4)	0.8%	$4.60	8/22/12	$28,929	$73,312

(1)	All options granted in the table become exercisable over a three year period, with one-third vesting on each anniversary from the date of grant.
(2)	The amounts shown on these columns represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation as mandated by the Securities and Exchange Commission (based on the market value on the date of the grant) of 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(3)	Mr. Gatsik’s employment with the Company terminated on May 2, 2003. Accordingly, the 50,000 options, which were unexercisable, were canceled.
(4)	Mr. Batts’ employment with the Company terminated on October 25, 2002. Accordingly, the 10,000 options, which were unexercisable, were canceled.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.    The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during the fiscal year ended February 1, 2003 and the year-end value of unexercised options.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End # of Shares		Value of Unexercised In-The-Money Options at Fiscal Year-End Value of Shares(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Seymour Holtzman(2)	–0–	–0–	130,000	800,000	$61,200	$56,000
David A. Levin	–0–	–0–	241,667	258,333	$420,500	$210,250
Dennis R. Hernreich	–0–	–0–	90,000	170,000	$64,350	$32,175
Stephen Gatsik(3)	–0–	–0–	–0–	50,000	$–0–	$–0–
Ronald Batts(4)	16,667	$25,000	–0–	–0–	$–0–	$–0–

(1)	The value of unexercised in-the-money options at fiscal year end is the difference between the closing price of the Company’s Common Stock on January 31, 2003, of $3.29 per share, and the exercise price of the respective options.
(2)	Not including options held in the name of Jewelcor Management, Inc.
(3)	Mr. Gatsik’s employment with the Company terminated on May 2, 2003. Accordingly, his options, which were unexercisable, were canceled on that date.
(4)	Mr. Batts’ employment with the Company terminated on October 25, 2002. Accordingly, all unexercised options were canceled on that date and exercisable options expired 30 days from October 25, 2002.

Pension Plan and Supplemental Plan

As part of the Casual Male acquisition, the Company assumed Casual Male Corp.’s obligations under its Pension Plan and its Supplemental Plan. The following table shows the aggregate annual benefits payable under both the Pension Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight line annuity form of retirement income:

Average of Highest Five Years of Compensation	Representative Years of Service
	10	20	30 (maximum)
$ 50,000	$4,977	$9,953	$14,930
100,000	11,977	23,953	35,930
150,000	18,977	37,953	56,930
200,000	25,977	51,953	77,930
250,000*	32,977	65,953	98,930
267,326*	35,402	70,805	106,207
300,000*	39,977	79,953	119,930

(*)	The maximum compensation that may be used as of December 31, 1998 to calculate benefits under the Retirement and Supplemental Plans is $267,326.

In December 1993, Casual Male Corp. established the Supplemental Plan to provide benefits attributable to compensation in excess of the qualified plan limit, which was $160,000 but less than $267,326. The benefits provided by the Pension Plan and the Supplemental Plan are equal to (i) the sum of 0.75% of the executive’s highest consecutive five year average annual compensation plus 0.65% of the excess of the executive’s highest consecutive five year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive’s years of “benefit service” with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes was defined as all compensation reported on Form W-2 (excluding such items as bonus and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1998. Annual benefits are payable under the Pension Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of Casual Male Corp. and for Social Security benefits.

On May 3, 1997, Casual Male Corp.’s Board of Directors voted to amend the Pension Plan to cease all benefits accruals under the Pension Plan as of that date. Effective December 31, 1998, Casual Male Corp.’s Board of Directors voted to cease all benefit accruals under its Supplemental Plan.

As of February 1, 2003, none of the Named Executive Officers of the Company was a participant in either the Pension Plan or Supplemental Plan, and therefore such officers are not entitled to any benefits from these Plans.

401(k) Plan

The Company has a 401(k) plan for which all eligible employees of the Company may participate. In May 2002, as part of the Casual Male acquisition, the Company assumed the assets and liabilities of Casual Male Corp.’s two 401(k) plans. On January 1, 2003, all three 401(k) plans were merged into one 401(k) defined contribution plan (the “401(k) Plan”). The 401(k) Plan permits each participant to defer up to 15 percent of such participant’s annual salary up to a maximum annual amount ($11,000 in calendar year 2003, $11,000 in calendar year 2002 and $10,000 in calendar year 2001). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal 2003, the matching contribution by the Company continued to be 50 percent of contributions by eligible employees up to a maximum of six percent of salary.

Key Man Insurance

In fiscal 2001, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Levin. In fiscal 2002, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Hernreich.

Employment Agreements

The Company entered into an employment agreement, effective as of March 31, 2000, as amended, with David A. Levin for a two-year term ending April 10, 2002. Mr. Levin’s Employment Agreement was amended on April 10, 2001 to extend the term of the Agreement to April 2004. Mr. Levin’s Employment Agreement was further amended on January 30, 2003 to redefine the initial term of employment as beginning on April 10, 2000 for a three-year term ending on April 10, 2003. The agreement automatically renews each year on its anniversary for additional one-year periods, unless either party notifies the other at least ninety days prior to such anniversary date that it will not renew such agreement. Accordingly, on April 10, 2003, the most recent anniversary date, Mr. Levin’s employment with the Company was extended for an additional one-year period, thereby extending the agreement to April 10, 2006.

As of August 14, 2000, the Company entered into an employment agreement with Dennis R. Hernreich for a one-year term ending September 1, 2001. Mr. Hernreich’s Employment Agreement was amended on April 25, 2001 to extend the term of the Agreement to September 4, 2002. On January 30, 2003, the agreement was further amended to redefine the initial term of employment as beginning on September 4, 2000 for a three-year term ending on September 4, 2003. The agreement automatically renews each year on its anniversary for additional one year periods, unless either party notifies the other at least ninety days prior to such anniversary date that it will not renew such agreement. Accordingly as of September 4, 2002, the most recent anniversary date, Mr. Hernreich’s employment agreement with the Company was extended for an additional one-year period, thereby extending the agreement to September 4, 2005.

The employment agreements with Messrs. Levin and Hernreich (together, the “Employment Agreements”) require each executive officer to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his respective duties. Each of the Employment Agreements provides that the annual rate of base salary for the renewal term may be increased by the Compensation Committee of the Board of Directors in its sole discretion. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While Messrs. Levin and Hernreich are employed by the Company, the Company will provide each executive an automobile allowance in the amount of $600 per month. Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

The Employment Agreement for Mr. Hernreich also provided for reimbursement of expenses associated with his relocation to the Boston area. In accordance with his agreement, Mr. Hernreich was entitled to receive a total amount of $85,000 for relocation costs, which he received, less applicable taxes, in fiscal 2001. In addition, Mr. Hernreich was entitled to receive reimbursement for reasonable expenses associated with his temporary living arrangements.

Mr. Levin is entitled to receive an annual bonus of up to 50% and Mr. Hernreich is entitled to receive an annual bonus of up to 45% of their respective annual base salaries depending on the performance of the Company. Mr. Levin is entitled to receive an additional annual bonus of 10% if the Company meets its annual projections for its fiscal budget plan, as approved by the Board of Directors. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of the annual bonus to be paid to each of the executive officers, plus the amount of any special bonus. In fiscal 2003, Messrs. Levin and Hernreich were paid bonuses of $270,000 and $230,000, respectively.

Effective July 1, 2003, the Compensation Committee increased the annual base salaries of Mr. Levin and Mr. Hernreich by 5% to $525,000 and $393,750, respectively. In addition, on July 1, 2003, the Compensation Committee approved a $125,000 bonus for Mr. Levin and a $93,750 bonus for Mr. Hernreich, of which 50% became payable immediately. The remaining 50% is contingent upon the Company’s Casual Male business achieving certain performance targets for the fourth quarter of fiscal 2004. On July 1, 2003, the Compensation Committee also granted to each of Mr. Levin and Mr. Hernreich options to purchase 75,000 shares of the Company’s Common Stock. These options are scheduled to vest on the sixth anniversary of the date of grant but will accelerate and become exercisable over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant, if the Casual Male business achieves certain performance targets for the fourth quarter of fiscal 2004.

The Employment Agreements provide that in the event the executive officer’s employment is terminated by the Company at any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, the Company is required to pay the executive officer the greater of (1) the base salary for the remaining term of the related Employment Agreement or (2) an amount equal to one half of the executive officer’s annual salary. If the remaining term of the related Employment Agreement on the date of termination is more than six months, the executive officer must make a good faith effort to find new employment and mitigate damages, costs and expenses to the Company. The Employment Agreements also provide that if the executive officer is terminated without justifiable cause within one year after a Change of Control of the Company (as defined below) has occurred, he shall receive a lump sum payment in an amount equal to the greater of (1) the base salary for the remaining term of the related Employment Agreement or (2) the current base salary for one year.

The Employment Agreements contain confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. The Employment Agreements also contain covenants pursuant to which each executive officer agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company.

For purposes of the Employment Agreements, a “Change in Control of the Company” shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of Section 13(d) of the Exchange Act (“Group”), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company (“Voting Stock”) or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

As of August 19, 2002, the Company had entered into an employment agreement with Stephen Gatsik for a one-year term ending on August 19, 2003. Pursuant to that agreement, Mr. Gatsik was entitled to receive an annual salary of $350,000 and a minimum bonus of $70,000. This employment agreement was in effect through May 2, 2003, the date Mr. Gatsik’s employment with the Company was terminated. Pursuant to his employment agreement, Mr. Gatsik will receive severance payments, over a six-month period, in an aggregate amount equal to the aggregate amount of the payments he would have been entitled to receive as salary for such period.

In May 2001, Seymour Holtzman, who was serving as the Company’s non-employee Chairman of the Board, was hired by the Company as an executive officer of the Company. In connection with his hiring, the Board awarded Mr. Holtzman an option to purchase an aggregate of 300,000 shares of the Company’s Common Stock at an exercise price of $3.88 per share, equal to the closing price of the Common Stock on the date of his hiring. On May 1, 2002, Mr. Holtzman was granted options to acquire 200,000 shares of Common Stock at an exercise price of $4.58 per share, and on October 16, 2002, Mr. Holtzman was granted options to purchase an additional 400,000 shares of the Company’s Common Stock at an exercise price of $3.15 per share, which exercise prices were equal to the respective closing prices of the Common Stock on those dates. These options represent the principal portion of Mr. Holtzman’s compensation as an employee of the Company. Mr. Holtzman received $23,539 in cash compensation as an employee during fiscal 2003. Mr. Holtzman is otherwise subject to an employment arrangement on terms substantially similar to those of the Employment Agreements described above. On July 1, 2003, the Compensation Committee granted to Mr. Holtzman options to purchase 200,000 shares of Common Stock. The options have an exercise price of $5.01 per share and vest over two years from the date of grant. The proposed amendment to increase the number of shares annually subject to individual grants under the 1992 Stock Incentive Plan is expected to be applicable to grants during the fiscal year in which the amendment is approved, so as to permit such options to be included under such plan, including the grant to Mr. Holtzman.

Separation Agreement

On October 25, 2002, the Company and Ronald N. Batts, who at the time was the Company’s President of Levi’s®, Dockers®, Candies® and Ecko Unltd.® divisions, entered into a Separation Agreement whereby the Company agreed to pay Mr. Batts his monthly salary per his employment agreement, or approximately $10,578 per month, for a period of eight months and an additional $2,083 per month for the eight months as partial payment of his guaranteed bonus that he was entitled to under his employment agreement.

Certain Relationships and Related Transactions

Jewelcor Management, Inc.

Since October 1999, the Company has had an ongoing consulting agreement with Jewelcor Management, Inc. (“JMI”) to assist in developing and implementing its strategic initiatives and for other related consulting services as may be agreed upon between JMI and the Company. Seymour Holtzman, who became the Company’s Chairman of the Board of Directors on April 11, 2000, is a beneficial holder of approximately 12% of the outstanding Common Stock of the Company (principally held by JMI). He is also the President and Chief Executive Officer, and indirectly, with his wife, the primary shareholder of JMI.

For the twelve-month consulting period beginning on April 28, 2001, the Company paid to JMI an annual compensation of $240,000. This compensation was paid to JMI on May 25, 2001 through the issuance of 61,856 non-forfeitable and fully vested shares of Common Stock.

On April 29, 2002, the Board of Directors renewed the consulting agreement with JMI for an additional one-year term commencing April 29, 2002 and ending on April 28, 2003. As payment for services rendered under this agreement, the Company issued to JMI 60,659 non-forfeitable and fully vested shares of Common Stock. The fair value of those shares on April 29, 2002, the date of issuance, was $276,000 or $4.55 per share. The agreement also includes a significant disincentive for non-performance, which would require JMI to pay to the Company a penalty equal to 150% of any unearned consulting services.

As of April 28, 2003, the Board of Directors approved the extension of the consulting agreement with JMI for an additional three-year term commencing on April 29, 2003 and ending on April 28, 2006. The extension of the consulting agreement will automatically renew each year thereafter on its anniversary date for additional one-year terms, unless either party notifies the other at least ninety days prior to such anniversary date that it will not renew such agreement. The Company issued to JMI 70,769 non-forfeitable and fully vested shares of Common Stock as payment for services to be rendered under this agreement through April 28, 2004, and makes certain expense reimbursement payments to JMI in cash. The fair value of the issued shares as of April 28, 2003 was $276,000, or $3.90 per share.

The Compensation Committee and Board of Directors increased the annual compensation to JMI, effective May 1, 2003, by $50,000, to $326,000. The increase of $50,000 for fiscal 2004 was paid to JMI through the issuance of 12,820 non-forfeitable and fully vested shares of Common Stock. In addition, on July 1, 2003, the Compensation Committee and Board of Directors approved a $150,000 bonus to JMI, payable in cash.

Mr. Jeffrey Unger, who is currently associated with JMI, was appointed by the Board of Directors on April 30, 2003 as the Company’s Vice President of Investor Relations. After a transition period during which Mr. Unger will wind down his responsibilities with JMI, he will devote his full time to his new position with the Company.

Private Placement Debt Issuances—Jewelcor Management, Inc. and Clark Partners I, L.P

In May 2002, the Company issued $24.5 million of 12% senior subordinated notes due 2007 through private placements. Approximately $5.8 million of such notes are held by JMI, and another $11.3 million of such notes are held by Clark Partners I, L.P. Stephen Duff, a director of the Company, is the Treasurer of Ninth Floor Corporation, the general partner of Clark Partners I, L.P., and he is also the Chief Investment Officer of The Clark Estates, Inc. Together with these notes, the Company also issued, through such private placements, detachable warrants to acquire 1,715,000 shares of Common Stock at an exercise price of $0.01 per share and additional warrants to acquire 1,176,471 shares of Common Stock at an exercise price of $8.50 per share. JMI received warrants to purchase 402,500 shares of Common Stock at an exercise price of $0.01 per share and warrants to purchase 147,059 shares of Common Stock at an exercise price of $8.50 per share. Clark Partners I, L.P. received warrants to purchase 787,500 shares of Common Stock at an exercise price of $0.01 per share and warrants to purchase 147,059 shares of Common Stock at an exercise price of $8.50. Both JMI and Clark Partners I, L.P. exercised their $0.01 per share warrants in August 2002.

In July 2003, the Company issued through private placements $7.0 million principal amount of 12% senior subordinated notes due 2010 to certain existing investors in the Company, including $1.5 million of such notes to JMI, $250,000 of such notes to Marc Holtzman (a son of Seymour Holtzman) and $2.5 million of such notes to each of Clark Partners I, L.P. and Baron Asset Fund, an affiliate of Baron Capital Group, Inc. Together with these notes, issued net of any commission for an aggregate price equal to 96.5% of the principal amount, the Company also issued, through such private placements, detachable warrants to purchase 280,000 shares of Common Stock at an exercise price of $4.76 per share, the average of the closing prices of the Common Stock on the Nasdaq National Market for the period of 30 trading days ending July 1, 2003. JMI received warrants to purchase 60,000 shares of Common Stock, Marc Holtzman received warrants to purchase 10,000 shares of Common Stock, and each of Clark Partners I, L.P. and Baron Asset Fund received warrants to purchase 100,000 shares of Common Stock.

Other Arrangements

In June 2000, the Company extended a loan to David A. Levin, its President and Chief Executive Officer, in the amount of $196,875 in order for Mr. Levin to acquire from the Company 150,000 newly issued shares of the Company’s Common Stock at the closing price of the Common Stock on that day. The Company and Mr. Levin entered into a secured promissory note, whereby Mr. Levin agreed to pay to the Company the principal sum of $196,875 plus interest due and payable on June 26, 2003. The promissory note provided for interest at a rate of 6.53% per annum and was secured by the 150,000 acquired shares of the Company’s Common Stock.

On April 30, 2003, Mr. Levin satisfied his obligations under the promissory note through the delivery to the Company of 52,694 shares of the Company’s Common Stock with a fair market value of $233,435, which represented the outstanding principal and interest through April 30, 2003. The Company accounted for the 52,694 shares received from Mr. Levin as treasury stock.

Compensation Committee Interlocks and Insider Participation

For fiscal 2003, the members of the Compensation Committee were Messrs. Pennacchio and Choper. Persons serving on the Compensation Committee had no relationships with the Company in fiscal 2003 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on such entity’s board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2003 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 2003, the Company believes that the current Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner.

Code of Ethics

The Company has adopted a Code of Ethics which applies to the Company’s Directors, Chief Executive Officer, Chief Financial Officer as well as the Company’s other senior financial officers. The full text of the Code of Ethics can be found under Corporate Governance on the Investor Relations page of the Company’s corporate web site, which is at www.cmrginc.com.

COMPENSATION COMMITTEE REPORT

Decisions concerning the compensation of the Company’s executive officers generally are made by the two-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director of the Company. This Compensation Committee Report summarizes the Company’s executive officer compensation practices and policies for fiscal year 2003. For fiscal 2003, the Compensation Committee consisted of two members, Joseph Pennacchio and Jesse Choper.

Compensation Policies

The Company’s compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The Company’s executive officer compensation consists of two key components: (1) an annual component, consisting of annual base salary and annual incentive bonus, if any, and (2) a long-term component consisting of the grant of stock options.

The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company’s executives, are described below.

(1)  Annual Component: Base Salary and Annual Incentive Bonus

The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer’s position and comparing the executive officers’ salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the “Industry”). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. Annual base salary adjustments are influenced by the Company’s performance in the previous fiscal year and the individual’s contribution to that performance, the individual’s performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual’s level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible).

During fiscal 2003, as a result of the Casual Male acquisition and its impact on the size of the Company, the Compensation Committee amended both Messrs. Levin’s and Hernreich’s employment agreements by which Mr. Levin’s annual compensation was increased to $500,000 and Mr. Hernreich’s annual compensation was increased to $375,000. The Company entered into an employment agreement with Mr. Gatsik during fiscal 2003, which provided Mr. Gatsik with an annual base salary of $350,000. All employment agreements contain an opportunity for an annual incentive bonus, that is based on the Company’s financial performance. Also during fiscal 2003, as compensation for his services under his employment agreement, Mr. Holtzman was granted options to purchase 600,000 shares of the Company’s Common Stock at exercise prices equal to the closing prices of the Common Stock on the respective grant dates. These options represent the principal portion of Mr. Holtzman’s compensation as an employee of the Company. Mr. Holtzman received $23,539 in cash compensation as an employee in fiscal 2003.

Effective July 1, 2003, the Compensation Committee increased the annual base salaries of Mr. Levin and Mr. Hernreich to $525,000 and $393,750, respectively. In addition, on July 1, 2003, the Compensation Committee approved a $125,000 bonus for Mr. Levin and a $93,750 bonus for Mr. Hernreich. The first 50% of such bonuses was paid to Mr. Levin and Mr. Hernreich on July 1, 2003. The remaining 50% is contingent upon the Company’s Casual Male business achieving a minimum 2% comparable store sales increase for the fourth quarter of fiscal 2004 as compared to the fourth quarter of fiscal 2003.

(2)  Long-Term Component: Stock Options

To align executive officers’ interests more closely with the interests of the stockholders of the Company, the Company’s long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants, including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company.

During fiscal 2003, in connection with the Casual Male acquisition, Messrs. Holtzman, Levin and Hernreich received options to purchase shares of the Company’s Common Stock of 200,000 options, 75,000 options and 75,000 options, respectively. In addition, in November 2002, Mr. Holtzman received additional options to purchase up to 400,000 shares of the Company’s Common Stock, as his principal compensation for fiscal 2003.

On July 1, 2003, the Compensation Committee also granted to both Mr. Levin and Mr. Hernreich options to purchase 75,000 shares of the Company’s Common Stock. These options, which have an exercise price of $5.01 per share, are scheduled to vest on the sixth anniversary of the date of grant but will accelerate and become exercisable over a three-year period, with one-third on each of the first, second and third of anniversaries of the date of grant, if the Casual Male business achieves certain performance targets for the fourth quarter of fiscal 2004.

On July 1, 2003, the Compensation Committee granted to Mr. Holtzman options to purchase 200,000 shares of Common Stock. The options have an exercise price of $5.01 per share and vest over two years from the date of grant.

In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to the Company’s eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

The Securities and Exchange Commission requires that this Compensation Committee Report comment upon the Compensation Committee’s policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company’s tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as “performance-based compensation.” The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

THE COMPENSATION COMMITTEE

Joseph Pennacchio

Jesse Choper

PERFORMANCE GRAPH

The following Performance Graph compares the Company’s cumulative stockholder return with that of a broad market index (Standard & Poor’s Industrials Index) and one published industry index (Standard & Poor’s 500—Composite Retail Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of the Company’s Common Stock (CMRG) and each of the indices is calculated assuming that $100 was invested on January 31, 1998. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates. In addition there is a chart of the annual percentage return of the Company’s Common Stock, the S & P Industrial and Composite Retail 500.

Annual Return Percentage		Years Ending
Company/Index		Jan 99	Jan 00	Jan 01	Jan 02	Jan 03
CMRG		28.57	(46.67)	50.00	77.78	(17.75)
S&P INDUSTRIALS		32.14	16.12	(8.48)	(18.56)	(25.23)
COMPOSITE RETAIL INDEX		62.73	(1.65)	3.46	4.13	(72.84)
Indexed Returns
	Base Period
Company/Index	Jan 98	Jan 99	Jan 00	Jan 01	Jan 02	Jan 03
CMRG	100	128.57	68.57	102.86	182.86	150.40
S&P INDUSTRIALS	100	132.14	153.44	140.43	114.37	85.51
COMPOSITE RETAIL INDEX	100	162.73	160.05	165.59	172.43	46.83

PROPOSAL 2

PROPOSAL TO AMEND THE CASUAL MALE RETAIL GROUP, INC.

1992 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES

AVAILABLE FOR ISSUANCE THEREUNDER,

TO ALLOW THE COMPANY TO GRANT OPTIONS WITH

RESPECT TO UP TO 500,000 SHARES OF COMMON STOCK TO ANY INDIVIDUAL

PARTICIPANT DURING ANY FISCAL YEAR,

TO AMEND THE DEFINITION OF FAIR MARKET VALUE, AND

TO AMEND THE REQUIREMENTS FOR PARTICIPATION IN THE PLAN

Currently, 4,430,000 shares of the Company’s Common Stock are authorized for issuance under the Casual Male Retail Group, Inc. 1992 Stock Incentive Plan (the “1992 Plan”). The Compensation Committee of the Board of Directors and the full Board have approved an amendment to the 1992 Plan which, if approved by the Company’s stockholders, would increase the number of shares of Common Stock authorized for issuance thereunder by 2,500,000 shares, to 6,930,000 shares.

In addition, under the current terms of the 1992 Plan, no individual participant may be granted options covering more than 270,000 shares of the Company’s Common Stock in any fiscal year, regardless of the exercise price of such options. The Compensation Committee and the full Board have approved an amendment to the 1992 Plan which, if approved by the Company’s stockholders, would apply a maximum of 500,000 shares (which the Company would expect to apply to all grants during the fiscal year in which the amendment is approved, whether granted before or after such approval) to option grants under the 1992 Plan to any individual participant in any fiscal year.

As amended, the last sentence of Section 3(a) of the 1992 Plan would read in its entirety as follows:

“No individual participant in the Plan may, during any fiscal year of the Company (including all options granted during fiscal 2004), be granted one or more Stock Options the sum of which cover more than 500,000 shares of Stock (such amount being subject to adjustment in accordance with Section 3(b) hereof).”

The Compensation Committee and the full Board have also approved an amendment to the 1992 Plan which, if approved by the Company’s stockholders, would give authority to the Compensation Committee to determine the “Fair Market Value” of the Company’s Common Stock for purposes of reference under the 1992 Plan.

As amended, the definition of “Fair Market Value” in the 1992 Plan would read in its entirety as follows:

“‘Fair Market Value’ means the fair market value of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, Fair Market Value, on any given date, shall be the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected in the NASDAQ National Market System or, if applicable, any national stock exchange on which the Stock is traded.”

The 1992 Plan presently restricts participation to officers and other employees and, to a limited extent, non-employee directors. The Compensation Committee and the full Board believe it is appropriate in light of, among other things, the range of the individuals who may make substantial contributions to the Company and its performance to provide for participation by any director and by any other person who provides substantial services to the Company or its subsidiaries and who is designated eligible by the Committee, as well as any persons who have been offered employment under certain circumstances. As amended, Section 4 of the 1992 Plan would read in its entirety as follows:

“Section 4.    Eligibility.

Participants in the Plan will be such full or part-time officers and other employees of the Company or any of its Subsidiaries, such Non-Employee Directors and such other persons who are responsible for or contribute to the management, growth or profitability of, or who provide substantial services to, the Company and/or its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion, and any person who has been offered employment by the Company or a Subsidiary, provided that such prospective employee may not receive any payment or exercise any right to an Award until such person has commenced employment with the Company or a Subsidiary.

An employee who is employed primarily to render services within the jurisdiction of a labor union and whose compensation, hours of work, or condition of employment are determined by collective bargaining with such union shall not be an Eligible Employee for purposes of the Plan unless the applicable collective bargaining agreement expressly provides that such employee shall be eligible to participate in the Plan, in which event, however, such employee shall be entitled to participate in the Plan only to the extent and on the terms and conditions specified in such collective bargaining agreement.”

The 1992 Plan is administered by the non-employee director members of the Compensation Committee or any other committee of not less than two non-employee directors performing similar functions, as appointed by the Company’s Board of Directors from time to time (the “Committee”), and permits the granting to officers and key employees, at the discretion of such Committee, of a variety of stock incentive awards based on the Common Stock of the Company. Awards under the 1992 Plan include stock options (both incentive options and non-qualified options), grants of conditioned stock, grants of stock contingent upon the attainment of performance goals, and unrestricted grants of stock. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Since the 1992 Plan was last amended, the Company has completed the Casual Male acquisition, which increased the Company’s operations by more than 450%, from 100 retail stores to 555 retail stores, and has increased the number of shares of Common Stock outstanding by more than 120%. In addition, among other things, since the 1992 Plan was originally adopted, the Company’s Common Stock has been subject to two successive three-for-two stock splits, and the maximum number of shares subject to option grants in any fiscal year under the 1992 Plan has been increased only once, in August 2001. Moreover, the per share price of the Company’s Common Stock, as adjusted for such splits, was substantially higher at the time the 1992 Plan was adopted. As of July 1, 2003, there are only 1,328,000 shares remaining available for grant. Under the circumstances, and with a view to recruiting, retaining and incentivizing valuable personnel, the Board believes it is appropriate to increase the number of shares authorized for issuance under the 1992 Plan to 6,930,000 and increase the maximum number of shares granted to any individual during any fiscal year to 500,000 shares. The 1992 Plan will continue to require that the option exercise price be not less than 100% of Fair Market Value on the date of grant.

In addition to being required by the terms of the 1992 Plan, stockholder approval of the amendment will permit compensation resulting from options granted thereunder to constitute qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Approval of the amendments to the 1992 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

The Board of Directors unanimously recommends that you vote FOR the amendments to the 1992 Plan.

Summary of the 1992 Plan

The following description of certain features of the 1992 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1992 Plan. The Company will furnish without charge a copy of the 1992 Plan to any stockholder of the Company upon receipt from any such person of an oral, written or e-mail request for the Plan. Such request should be sent to the Company at Casual Male Retail Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021, or made by telephone to the Secretary of the Company, Dennis R. Hernreich, at (781) 828-9300 or by e-mail at dhernreich@cmal.com.

Plan Administration; Eligibility.    The 1992 Plan is administered by the Committee. All members of the Committee must be “disinterested persons” as that term is defined under the rules promulgated by the Commission.

The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1992 Plan. Persons eligible to participate in the 1992 Plan will be those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Shares Issuable Under the 1992 Plan.    Currently, the maximum number of shares of Common Stock authorized for issuance under the 1992 Plan is 4,430,000, of which an aggregate of 3,102,000 shares have been issued or reserved for issuance pursuant to options granted through July 1, 2003 and only 1,328,000 shares remain reserved for options that may be granted after July 1, 2003. The 1992 Plan currently provides that no individual participant may, during any fiscal year of the Company, be granted options covering more than 270,000 shares of Common Stock. As proposed to be amended, the 1992 Plan would increase the maximum number of shares of Common Stock authorized for issuance to 6,930,000 shares and would increase the limitation for any individual grant during any fiscal year to 500,000 shares of Common Stock.

Stock Options for Employees.    The 1992 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code, and (ii) options that do not so qualify (“Non-Qualified Options”). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant as determined by the Committee.

The term of each option shall be fixed by the Committee and may not exceed 10 years from date of grant in the case of an Incentive Option. The Committee shall determine at what time or times each option may be exercised and, subject to the provisions of the 1992 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. In general, no stock option may be exercisable until at least six months after the date of grant.

At the discretion of the Committee, options granted under the 1992 Plan may include a so-called “reload” feature pursuant to which an optionee exercising an option by delivery of shares of Common Stock may be automatically granted an additional option to purchase that number of shares equal to the number delivered to exercise the original option.

To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Options for Non-Employee Directors.    Under the 1992 Plan, all directors of the Company who are not employees of the Company and who are initially elected to the Board of Directors on or after the approval of the 1992 Plan by the stockholders will automatically be granted at such election a Non-Qualified Option to purchase 15,000 shares of Common Stock. Upon re-election of any non-employee director on or after the date of approval of the 1992 Plan by the stockholders, such non-employee director will automatically be granted a Non-Qualified Option to purchase an additional 15,000 shares of Common Stock. The exercise price per share of each option will be equal to the Fair Market Value of the shares of Common Stock on the date the option is granted. In general, options granted to non-employee directors become exercisable in three equal annual installments commencing with the date of grant.

Conditioned Stock.    The Committee may also award shares of Common Stock to officers and key employees, subject to such conditions and restrictions as such Committee may determine (“Conditioned Stock”). These conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of shares of Conditioned Stock shall be determined by the Committee.

If a participant who holds shares of Conditioned Stock terminates employment for any reason (including death) prior to the achievement of certain performance objectives and/or prior to the end of the restricted period applicable to such Conditioned Stock, the Company shall have the right to repurchase the shares or to require their forfeiture in exchange for the amount, if any, which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a stockholder with respect to the shares of Conditioned Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1992 Plan or in his Conditioned Stock award.

Unrestricted Stock.    The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1992 Plan (“Unrestricted Stock”). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to other bonus plans of the Company. Non-employee directors of the Company may elect to receive all or a portion of their directors’ fees, on a current or deferred basis, in shares of Unrestricted Stock by entering into an irrevocable agreement with the Company at least six months in advance of the beginning of a calendar year. Employees, with the permission of the Committee, may make similar irrevocable elections to receive a portion of their compensation in Unrestricted Stock.

Performance Share Awards.    The Committee may also grant performance share awards to employees, each such award entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine (“Performance Share Awards”). Except as otherwise determined by the Committee, rights under a Performance Share Award not yet earned will terminate upon a participant’s termination of employment.

Deferrals; Nature of Company’s Obligations Under the 1992 Plan.    The Committee may require or may permit participants to make elections to defer receipt of benefits under the 1992 Plan. The Committee may also provide for the accrual of interest or dividends on benefits deferred under the 1992 Plan on such terms as the Committee may determine. Unless the Committee expressly determines otherwise, participants in the 1992 Plan will have no rights greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to meet the Company’s obligations under the 1992 Plan, provided that such trusts and arrangements are consistent with the foregoing sentence.

Adjustments for Stock Dividends, Mergers, Etc.    The Committee shall make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may (subject to the provisions described below under “Change of Control Provisions”) accelerate or, upon payment or other consideration for the vested portion of any award as the Committee deems equitable in the circumstances, terminate such awards.

Amendments and Termination.    The Board of Directors may at any time amend or discontinue the 1992 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action shall be taken which adversely affects any rights under outstanding awards without the holder’s consent. Moreover, no such amendment, unless approved by the stockholders of the Company, shall be effective if (i) such amendment would cause the 1992 Plan to fail to satisfy any then applicable incentive stock option rules under federal tax law or (ii) such approval is otherwise required by law or regulation or under the Nasdaq rules. Currently, the incentive stock option regulations would require stockholder approval for an increase in the maximum number of shares issuable pursuant to Incentive Options under the 1992 Plan or a modification in eligibility requirements under the 1992 Plan.

Change of Control Provisions.    The 1992 Plan provides that in the event of a “Change of Control” (as defined in the 1992 Plan) of the Company, all stock options shall automatically become fully exercisable, subject to the limitations on exercisability applicable to Incentive Options. Restrictions and conditions on awards of Conditioned Stock shall automatically be deemed waived. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

Tax Aspects Under the U.S. Internal Revenue Code

The following is a summary of the principal federal income tax consequences of transactions under the 1992 Plan. It does not describe all federal tax consequences under the 1992 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

Non-Qualified Options.    With respect to Non-Qualified Options under the 1992 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Conditioned Stock.    A recipient of Conditioned Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Conditioned Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Conditioned Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not he entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. The Company generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Unrestricted Stock.    The recipient of Unrestricted Stock will generally be subject to tax at ordinary income rates on the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant. The Company generally will be entitled to a deduction equal to the amount treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares.    The recipient of a Performance Share Award will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued under the award, and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Dividends.    Dividends paid on Common Stock (including Conditioned Stock) will be taxed at ordinary income rates to the recipients. Generally, the Company will not be entitled to any deduction for dividends, except in the case of dividends paid on Conditioned Stock with respect to which no Section 83(b) election has been filed.

Payment In Respect of a Change of Control.    The 1992 Plan provides for acceleration or payment of awards and related shares in the event of a Change of Control as defined in the 1992 Plan. Such acceleration or payment may cause the consideration involved to be treated in whole or in part as “parachute payments” under the Code. Any such “parachute payments” may be non-deductible to the Company in whole or in part, and the recipient may be subject to a 20% excise tax on all or part of such payments.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders of the Company, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 31, 2004. Ernst & Young LLP has served as the Company’s auditors since October 2000. If stockholders fail to ratify the appointment of such auditors, the Board of Directors will reconsider the selection.

Audit Fees

Ernst & Young LLP billed the Company an aggregate of $794,000 and $158,350 in fees for fiscal years 2003 and 2002, respectively, for professional services rendered in connection with the audits of the Company’s financial statements for the fiscal years ended February 1, 2003 and February 2, 2002 included in the Company’s Annual Reports on Form 10-K, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q and filing of SEC registration statements.

Audit-Related Fees

Ernst & Young LLP billed the Company an aggregate of $428,000 and $35,000 in fees in fiscal years 2003 and 2002, respectively, for assurance and related services, including services related to acquisition due diligence and benefit plan audits.

Tax Fees

Ernst & Young LLP billed the Company an aggregate of $482,000 and $147,060 in fees in fiscal years 2003 and 2002, respectively, for professional services related to tax compliance, tax planning and tax advice. Tax compliance services consisted of preparation of original and amended income tax, sales and use tax, property, and all other tax returns; claims for refunds; and tax payment planning services. Tax advisory services consisted of a wide range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from taxing authorities. The increase in tax service fees paid to Ernst & Young LLP in fiscal 2003 reflects the Company’s decision in fiscal 2003 to use Ernst & Young LLP for the majority of the Company’s tax needs.

All Other Fees

Ernst & Young LLP billed the Company an aggregate of $64,000 and $3,900 in fees in fiscal years 2003 and 2002, respectively, for other services rendered to the Company and its affiliates. Ernst & Young LLP did not provide any internal audit services to the Company during fiscal years 2003 and 2002.

Pre-Approval of Services by Independent Auditor

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by the Company’s independent auditor. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent auditor.

All of the services provided under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Audit Committee and the Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements for the fiscal year ended February 1, 2003 with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The Audit Committee received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence from management and the Company. The Audit Committee also considered whether non-audit services provided during fiscal 2003 was compatible with maintaining auditor independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during the fiscal year ended February 1, 2003.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2003 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to ratification by the Company’s stockholders, the appointment of Ernst & Young LLP as the Company’s independent auditors.

THE AUDIT COMMITTEE

Jesse Choper, Chairman of the Audit Committee

Stephen M. Duff

Joseph Pennacchio

Jeremiah P. Murphy, Jr. (resigned effective June 18, 2003)

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by the Company at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

Access to this information as well as other information on the Company is also available on the Company’s website at http://www.cmrginc.com and clicking on “Investor Relations.”

SOLICITATION

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. D.F. King & Company, Inc. has been retained by the Company for a fee not to exceed $5,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders in question. If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that the Company send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact the Company at 555 Turnpike Street, Canton Massachusetts 02021. The Company will send you a copy of the Proxy Statement promptly after it receives your written or oral request.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, in order for any shareholder proposal to be included in the Company’s proxy statement and proxy card for presentation at the 2004 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company at the Company’s principal executive offices by March 3, 2004 (120 days before the anniversary of the date this Proxy Statement is being mailed to the Company’s stockholders).

The Company’s By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder’s notice will be timely if delivered to, or mailed to and received by, the Company not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”). To bring an item of business before the 2004 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before April 9, 2004 or after May 24, 2004. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary Date or more than 60 days after the

Anniversary Date, however, a stockholder’s notice will be timely if delivered to, or mailed to and received by, the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such Annual Meeting or (b) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

At the last Annual Meeting of Stockholders, which was held on August 8, 2002, the stockholders of the Company voted to approve the change of the Company’s state of incorporation from Delaware to Nevada through a reincorporation merger. The principal reason for reincorporation to Nevada was that the franchise tax and related fees that the Company pays as a Delaware corporation are significantly higher than the comparable fees for a Nevada corporation. The merger agreement presented to the stockholders provided that the reincorporation to Nevada could be deferred or abandoned by the Company’s Board of Directors if, among other things, the Company was unable to obtain material third-party consents. As of June 13, 2003, the Company had not received all material third-party consents and therefore had not finalized its reincorporation in Nevada. The Company expects to proceed with the intention to reincorporate in Nevada, once all material third-party consents are obtained. If the Company is unable to obtain these consents in a reasonable time frame, the Company’s Board of Directors has the right to abandon the proposed reincorporation merger.

Appendix A

AUDIT COMMITTEE CHARTER

A.	Purpose

        The purpose of the Audit Committee (the “Committee”) is to:

•	assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community;

•	supervise and monitor the soundness of the Casual Male Retail Group, Inc. (the “Company”) audit and its relationship with its independent auditors;

•	promote and further the integrity of the Company’s financial statements and the independence and performance of the Company’s external independent auditor; and

•	provide the Board of Directors (the “Board”), the independent auditors and the internal auditors direct, unfiltered access to each other on a regular basis.

B.	Composition

        1.     Number.     The Committee shall consist of at least three members of the Board.

        2.     Independence.     Except as otherwise permitted by the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“Nasdaq”), each member of the Committee shall be “independent” as defined by such Act and rules.

        3.     Financial Literacy.     Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of his or her appointment to the Committee. To the extent required by the Act and the rules of the SEC and Nasdaq, at least one member of the Committee shall be a “audit committee financial expert” as defined by the Act and SEC rules and have the level of enhanced financial literacy required by Nasdaq rules. All members of the Committee shall participate in continuing education programs as set forth in the rules developed by the Nasdaq Listing and Hearings Review Council.

        4.     Chair.     The Board shall designate one member of the Committee to be Chairperson of the Committee.

        5.     Compensation.     The compensation of Committee members shall be as determined by the Board. No member of the Committee may receive any compensation from the Company other than for services as a director.

        6.     Selection and Removal.     Members of the Committee shall be appointed by the Board. The Board may remove members of the Committee from such committee, with or without cause.

C.	Authority and Responsibilities

        General

        The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

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Oversight of Independent Auditors

        1.     Selection.    The Committee shall be solely and directly responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent auditor. The Committee shall decide, in accordance with the Act and SEC rules, the extent to which independent public accountants other than the principal auditor are to be used and understand the rationale for using them. The Committee shall direct the principal auditor and secondary accountants to coordinate their work and shall direct the principal auditor to perform an appropriate review of the secondary accountants’ work. The Committee may, in its discretion, seek stockholder ratification of any independent auditor it appoints.

        2.     Independence.    The Committee shall take appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Committee shall periodically obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board, Standard No. 1. The Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

        3.     Compensation.    The Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of the independent auditor as established by the Committee.

        4.     Pre-Approval and Disclosure of Services.    The Committee shall pre-approve all audit services and permitted non-audit services (other than de minimis permitted non-audit services as defined and permitted by the Act and SEC rules) in accordance with the Company’s Audit and Non-Audit Services Pre-Approval Policy. The Committee shall cause the Company to disclose in its periodic SEC reports the approval by the Committee of any non-audit services to be performed by the independent auditor. The Committee shall further cause the Company to disclose the Company’s Audit and Non-Audit Services Pre-Approval Policy in the Company’s annual report and proxy statement, and, to the extent required by the Act and the rules of the SEC and Nasdaq, the Audit fees, Audited-Related fees, Tax fees and All Other fees, as defined by the SEC, paid to the Company’s independent auditor in the annual report or proxy statement.

        5.     Oversight.    The independent auditor shall report directly to the Committee and the Committee shall have sole and direct responsibility for overseeing the independent auditor for purposes of all work it performs for the Company, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Committee shall from time to time, as appropriate, obtain and review the reports required to be made by the independent auditor pursuant to the Act or otherwise regarding:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management, such as any “management letter” or schedule of “unadjusted differences.”

        The Committee shall authorize appropriate changes to be made pursuant to its review and report such changes to the Board.

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        Review of Audited Financial Statements

        Discussion of Audited Financial Statements.    The Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion and the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

        1.     Recommendation to Board Regarding Financial Statements.    The Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report and any other report to the SEC or stockholders.

        2.     Committee Report.    The Committee shall review all proxy statements and prepare the report described in Item 306 of Regulation S-K for inclusion where necessary in a proxy statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting).

        Review of Other Financial Disclosures

        Independent Auditor Review of Interim Financial Statements.     The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee shall direct management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information. In any event, the Committee shall review the consistency and adequacy of all interim financial disclosures prior to any public disclosure.

        Additional Review

        Following completion of any audit or review of financial statements and prior to any public disclosure, the Committee shall review earnings releases, unusual transactions and accounting estimates, post-audit or post-review matters such as any differences between the planned and actual scope of the audit or review and recent and prospective opinions of the Accounting Principles Board and their impact upon the Company’s accounting and financial statements.

        Controls

        1.    Oversight.    The Committee shall coordinate the Company’s policy, oversight and review of internal accounting controls, disclosure controls and procedures and management information systems. The Committee shall conduct an annual review of the adequacy of such controls and the staff that implements them and shall direct the Vice President, Internal Auditing, or persons performing similar functions, to take action as the Committee deems prudent. The Committee shall receive and review the reports of management, the certifications of the CEO and CFO and the independent auditor’s attestation under the Act and SEC rules.

        2.    Procedures for Complaints.    The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing

3

matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        3.    Investigations.    The Committee shall have the authority to conduct or authorize special audits and investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

        4.    Related-Party Transactions.    To the extent required by the Act and the rules of the SEC and Nasdaq, the Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

        Additional Authorities and Responsibilities

        1.    Independent Advisors.    The Committee shall have the authority to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

        2.    Additional Authority.    The Committee shall have such other authority and responsibilities as may be delegated from time to time by the Board.

D.	Procedures and Administration

        1.    Meetings.    The Committee shall meet at least quarterly and as often as it deems necessary in order to perform its responsibilities. The Committee shall periodically meet separately with: (i) the independent auditor; (ii) the Company’s management and (iii) the Company’s Vice President, Internal Auditing, or persons performing similar functions. The Committee and any subcommittee shall keep such records of its meetings as it may deem appropriate.

        2.    Quorum.    The quorum for conducting the business of the Committee shall be a majority of the membership.

        3.    Subcommittees.    The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit or non-audit services shall be reported to the full Committee at its next scheduled meeting.

        4.    Reports to the Board.    The Committee shall regularly report a summary of its actions and the results of its reviews to the Board.

        5.    Charter.    Annually, the Committee shall review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval.

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CASUAL MALE RETAIL GROUP, INC.

Notice of 2003 Annual Meeting of

Stockholders and Proxy Statement

Thursday, August 7, 2003

9:00 A.M.

Le Parker Meridien

119 West 56th Street

New York, New York 10022

Please sign your proxy and

return it in the enclosed

postage-paid envelope so

that you may be represented

at the Annual Meeting.

DETACH HERE

PROXY

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street, Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 7, 2003

The undersigned stockholder of Casual Male Retail Group, Inc., hereby appoints David A. Levin and Dennis R. Hernreich, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 7, 2003, at 9:00 A.M. local time, at the Le Parker Meridien, 119 West 56th Street, New York, New York, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE PROPOSALS. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF CASUAL MALE RETAIL GROUP, INC. DATED July 11, 2003.

1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED BELOW.

Nominees: (1) Seymour Holtzman, (2) David A. Levin, (3) Alan S. Bernikow, (4) Jesse Choper, (5) Stephen M. Duff, (6) Frank J. Husic, (7) Joseph Pennacchio and (8) George T. Porter, Jr.

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES

☐ FOR, except vote withheld from the nominee(s) as noted above.

2. Amendments to the Casual Male Retail Group, Inc. 1992 Stock Incentive Plan: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Ratification of appointment of Ernst & Young LLP as independent auditors for the Company: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         ☐

IMPORTANT: Please sign your name or names exactly as printed on this proxy and fill in the date next to your signature. If more than one person is named, each must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the stockholder is a corporation, this proxy should be signed by an authorized officer and such officer should state his/her title.

Signature:                             Date:                             Signature:                             Date: